UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 20, 2006
ABM Industries Incorporated
(Exact name of registrant as specified in its charter)

Delaware	1-8929	94-1369354

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Pacific Avenue, Suite 222, San Francisco, California (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 733-4000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02     Results of Operations and Financial Condition.
     On January 26, 2006, ABM Industries Incorporated (the “Company”) issued a press release reporting anticipated adjustments to the preliminary fiscal year 2005 financial statements included in its December 14, 2005 press release. The January 26, 2006 press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this item by reference.
Item 4.02     Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     In the Form 12b-25 filed by the Company on January 18, 2006, the Company reported that in the course of reconciling certain accounts associated with a business acquired in 2004 in the Security segment of the Company as part of the preparation of the Company’s financial statements, it was determined that the amount of cash and cash equivalents at October 31, 2005 included in the Company’s December 14, 2005 press release would likely be reduced.
     At the time that the Form 12b-25 was filed, the Company was not yet able to assess the specific impact of this likely reduction in cash and cash equivalents on the remaining information included in the December 14, 2005 press release. By January 20, 2006, the Company had completed procedures sufficient to determine that the financial information for fiscal year 2005 and the three months ended October 31, 2005 included in the December 14, 2005 press release, as well as the financial statements previously issued by the Company for the interim periods ended January 31, 2005, April 30, 2005 and July 31, 2005, should no longer be relied on.
     The procedures, which included a review of the financial statements of the acquired business, also identified errors involving payroll and payroll-related expenses and the accounting for a subcontracting arrangement with the sellers of the business while certain state operating licenses were being obtained by the Company. Based on the Company’s investigation to date, the Company currently expects to make two adjustments to its preliminary fiscal year 2005 financial statements. The first anticipated adjustment is to decrease cash and cash equivalents at October 31, 2005 by approximately $7.0 million, to increase payroll and payroll-related expenses, which are included in operating expenses and cost of goods sold, by approximately $4.2 million for fiscal year 2005, and to record a receivable of approximately $2.8 million from the sellers of the business in prepaid and other current assets at October 31, 2005. The second anticipated adjustment is to increase both accrued compensation at October 31, 2005 and payroll and payroll-related expenses for fiscal year 2005 by approximately $3.0 million.
     The cumulative effect of these anticipated adjustments (on an after-tax basis) would be to reduce income from continuing operations and net income for the fiscal year ended October 31, 2005 by approximately $4.4 million, from $55.1 million to approximately $50.7 million in the case of income from continuing operations, and from $69.5 million to approximately $65.1 million in the case of net income. Finalization of these numbers and the impact on the individual quarters is subject to completion of reviews by management and the Company’s independent registered public accounting firm. The Company also expects to revise fiscal year 2006 guidance.

     Senior management and the Audit Committee of the Company’s Board of Directors have discussed the matters described above with the Company’s independent accountant. The investigation of the matter has not been completed. While the information in this Form 8-K describes the material items for which the Company has determined adjustment will be required at this time, there can be no assurance that additional items will not be identified or the amounts of the adjustments will not be revised. The results, when finally determined, will be reflected in the Company’s Annual Report on Form 10-K for fiscal year 2005, including the restatements of the financial statements for the interim periods ended January 31, 2005, April 30, 2005 and July 31, 2005. The Company does not believe it can complete all necessary procedures to enable this filing to occur by February 1, 2006, as originally anticipated in the Company’s Form 12b-25.
     Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, beginning with the Company’s Annual Report on Form 10-K for fiscal year 2005, management must furnish a report on the Company’s internal control over financial reporting. The procedures undertaken by the Company and described above revealed a material weakness in the Company’s internal control over financial reporting as of October 31, 2005. The Company is in the process of designing improved internal control over financial reporting.
     Forward Looking Statements:
     Statements contained in this Current Report on Form 8-K that relate to the Company’s or management’s current beliefs, expectations or predictions of the future, including, but not limited to, anticipated adjustments to previously reported financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results and assessment of internal control over financial reporting could differ materially from those projected in the forward-looking statements. The actual results of operations and the line item amounts (including the results of operations and line item amounts for the interim periods that require restatement) will depend upon a number of factors, including the completion of the ongoing investigation, the occurrence of subsequent events that relate back to earlier periods and any other matters that arise in the process of completing the Company’s Annual Report on Form 10-K. The Company assumes no obligation to update or revise the forward-looking statements in this report because of new information, future events or otherwise.
Item 9.01     Financial Statements and Exhibits
          (d)     Exhibits
99.1	Press Release dated January 26, 2006 reporting anticipated adjustments to the Company’s financial statements.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABM INDUSTRIES INCORPORATED
Dated: January 26, 2006	By:	/s/ George B. Sundby
George B. Sundby
Executive Vice President and Chief Financial Officer

Exhibit Index

No.	Description

99.1	Press Release dated January 26, 2006 reporting anticipated adjustments to the Company’s financial statements.